Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Fourth Quarter and Annual 2023 Profit

Fourth Quarter and Annual 2023 Summary

●	Q4 2023 pre-tax income of $24 million, net income of $18 million, or $0.42 per diluted share
●	Full year 2023 pre-tax income of $40 million, net income of $34 million, or $0.77 per diluted share
●	SkyWest had 300 days of 100% controllable completion in 2023

ST. GEORGE, UTAH, February 1, 2024 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q4 2023, including net income of $18 million, or $0.42 per diluted share, compared to net loss of $47 million, or $0.93 loss per share, for Q4 2022. SkyWest also reported net income of $34 million, or $0.77 per diluted share, for the 2023 year, compared to net income of $73 million, or $1.44 per diluted share, for the 2022 year.

Commenting on the results, Chip Childs, Chief Executive Officer of SkyWest, said, “Our teams continued to generate an exceptional product this quarter. Together, the SkyWest team achieved a record 300 days of 100% controllable completion in 2023. With improved pilot attrition and ongoing strong demand for our product, we are well set up for success in 2024 and beyond. I want to thank our amazing team for their integrity, dedication and teamwork in delivering the best product in the regional industry.”

Under its previously announced share repurchase program authorized by the SkyWest Board of Directors in May 2023, SkyWest repurchased 1.0 million shares of common stock for $45 million during Q4 2023. For the year ended December 31, 2023, SkyWest repurchased 10.6 million shares of common stock for $289 million, which represented 21% of SkyWest’s outstanding shares as of December 31, 2022. As of December 31, 2023, SkyWest had $91 million of remaining availability under its current share repurchase program.

Financial Results

Revenue was $752 million in Q4 2023, up $71 million, or 10%, from $681 million in Q4 2022, primarily due to flying contract rate increases combined with 2% higher production in Q4 2023, compared to Q4 2022. Additionally, SkyWest had $63 million of deferred revenue during Q4 2023 under its flying contracts, compared to $70 million of deferred revenue during Q4 2022. See the “Supplemental Cash Flow Information” section of this release for more information.

Operating expenses were $724 million in Q4 2023, up $8 million, or 1%, from $716 million in Q4 2022, driven by increases in employee compensation, including higher labor pay scales, and increased maintenance costs, partially offset by lower aircraft rent expense from the early lease buyouts on aircraft in Q1 2023. Additionally, for comparability purposes, Q4 2022 operating expenses included a $36 million non-cash impairment on aircraft held for sale.

Capital and Liquidity

SkyWest had $835 million in cash and marketable securities at December 31, 2023, up from $820 million at September 30, 2023 and down from $1.0 billion at December 31, 2022.

Total debt at December 31, 2023 was $3.0 billion, down from $3.1 billion at September 30, 2023 and $3.4 billion at December 31, 2022. Capital expenditures during Q4 2023 were $86 million for the purchase of two E175 aircraft and other fixed assets.

Commercial Agreements

SkyWest is coordinating with its major airline partners to optimize the timing of upcoming announced fleet deliveries. The anticipated E175 future delivery dates summarized below are based on currently available information and are subject to change.

	2024	2025	2026	Total
Delta Air Lines	1	ꟷ	ꟷ	1
United Airlines	4	7	8	19
Alaska Airlines	ꟷ	1	ꟷ	1
Total	5	8	8	21

By the end of 2026, SkyWest is scheduled to operate a total of 258 E175 aircraft.

SkyWest also announced today that it has acquired a 25% ownership stake in Contour Airlines, a Part 135 carrier. The Contour arrangement also includes an asset provisioning agreement under which SkyWest will provide CRJ airframes, engines and rotable parts to Contour.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of approximately 500 aircraft connecting passengers to over 240 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines, and Alaska Airlines carrying more than 38 million passengers in 2023.

SkyWest will host its conference call to discuss its fourth quarter 2023 results today, February 1, 2024, at 2:30 p.m. Mountain Time. The conference call number is 1-888-330-2455 for domestic callers, and 1-240-789-2717 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://events.q4inc.com/attendee/811189566. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the fourth quarter 2023 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the effect of economic conditions on SkyWest’s business, financial condition and results of operations, the scheduled aircraft deliveries for SkyWest in upcoming periods and the related execution of SkyWest’s fleet transition strategy and expected timing thereof, expected production levels in future periods and associated staffing challenges, pilot attrition trends, SkyWest’s coordination with major airline partners to optimize the delivery of aircraft under previously announced agreements, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, SkyWest’s provisioning of assets to Contour Airlines, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to inflationary pressures, and related decreases in customer demand and spending; uncertainty regarding continued recovery from the COVID-19 pandemic and other potential future outbreaks of infectious diseases or other health concerns, and the consequences of such outbreaks to the travel industry, including travel demand and travel behavior, and our major partners in general and the financial condition and operating results of SkyWest in particular; the prospects of entering into agreements with existing or other carriers to fly new aircraft; ongoing negotiations between SkyWest and its major partners regarding their contractual obligations; uncertainties regarding operation of new aircraft; the ability to attract and retain qualified pilots, including captains, and related staffing challenges; the impact of regulatory issues such as pilot rest rules and qualification requirements; the ability to obtain aircraft financing; the financial stability of SkyWest’s major airline partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major airline partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs and labor shortages; the impact of global instability; rapidly fluctuating fuel costs and potential fuel shortages; the impact of weather-related, natural disasters and other air safety incidents on air travel and airline costs; aircraft deliveries; uncertainty regarding ongoing hostility between Russia and the Ukraine, as well as Israel and Hamas, and the related impacts on macroeconomic conditions and on the international operations of any of our major airline partners as a result of such conflict; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Loss)

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
OPERATING REVENUES:
Flying agreements	$728,267	$654,486	$2,834,397	$2,899,837
Lease, airport services and other	23,520	26,759	101,035	105,088
Total operating revenues	751,787	681,245	2,935,432	3,004,925

OPERATING EXPENSES:
Salaries, wages and benefits	331,956	315,204	1,322,615	1,211,551
Aircraft maintenance, materials and repairs	190,271	137,679	673,453	644,157
Depreciation and amortization	95,237	97,125	383,115	394,552
Aircraft fuel	23,340	23,367	85,913	108,456
Airport-related expenses	18,992	17,353	72,640	71,549
Aircraft rentals	1,452	27,244	25,507	75,353
Other operating expenses	62,917	98,337	268,120	318,145
Total operating expenses	724,165	716,309	2,831,363	2,823,763
OPERATING INCOME (LOSS)	27,622	(35,064)	104,069	181,162

OTHER INCOME (EXPENSE):
Interest income	12,167	8,273	43,928	17,605
Interest expense	(31,049)	(34,775)	(130,930)	(127,083)
Other income (loss), net	15,698	(112)	23,242	20,899
Total other expense, net	(3,184)	(26,614)	(63,760)	(88,579)

INCOME (LOSS) BEFORE INCOME TAXES	24,438	(61,678)	40,309	92,583
PROVISION (BENEFIT) FOR INCOME TAXES	6,922	(14,574)	5,967	19,630
NET INCOME (LOSS)	$17,516	$(47,104)	$34,342	$72,953

BASIC EARNINGS (LOSS) PER SHARE	$0.43	$(0.93)	$0.78	$1.44
DILUTED EARNINGS (LOSS) PER SHARE	$0.42	$(0.93)	$0.77	$1.44

Weighted average common shares:
Basic	40,706	50,598	43,940	50,548
Diluted	41,776	50,598	44,599	50,644

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	December 31,	December 31,
	2023	2022
Cash and marketable securities	$835,223	$1,047,215
Other current assets	296,673	324,066
Total current assets	1,131,896	1,371,281

Property and equipment, net	5,405,685	5,524,549
Deposits on aircraft	77,282	23,931
Other long-term assets	411,430	494,792
Total assets	$7,026,293	$7,414,553

Current portion, long-term debt	$443,869	$438,502
Other current liabilities	810,423	734,041
Total current liabilities	1,254,292	1,172,543

Long-term debt, net of current maturities	2,562,183	2,941,772
Other long-term liabilities	1,096,316	952,607
Stockholders' equity	2,113,502	2,347,631
Total liabilities and stockholders' equity	$7,026,293	$7,414,553

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	December 31, 2023	September 30, 2023	December 31, 2022
E175 aircraft	237	235	236
CRJ900 aircraft	41	37	41
CRJ700 aircraft	118	117	104
CRJ200 aircraft	89	104	136
Total aircraft in service or under contract	485	493	517

As of December 31, 2023, SkyWest leased 35 CRJ700s and five CRJ900s to third parties and had 16 CRJ200s that are ready for service under SkyWest Charter (“SWC”) operations (these aircraft are excluded from the table above).

Selected operational data:

	For the three months ended December 31,				For the year ended December 31,
Block hours by aircraft type:	2023	2022	% Change		2023	2022	% Change
E175s	177,104	153,959	15.0%		677,886	635,039	6.7%
CRJ900s	17,198	23,194	(25.8)%		76,588	101,662	(24.7)%
CRJ700s	59,820	58,498	2.3%		218,059	261,036	(16.5)%
CRJ200s	36,632	49,253	(25.6)%		167,911	256,655	(34.6)%
Total block hours	290,754	284,904	2.1%		1,140,443	1,254,392	(9.1)%

Departures	177,433	168,816	5.1%		691,962	739,388	(6.4)%
Passengers carried	9,925,655	9,437,439	5.2%		38,597,309	40,064,689	(3.7)%
Adjusted flight completion	99.9%	99.9%	—	pts	99.9%	99.7%	0.2	pts
Raw flight completion	99.5%	98.3%	1.2	pts	98.8%	98.2%	0.6	pts
Passenger load factor	83.4%	84.6%	(1.2)	pts	83.6%	83.4%	0.2	pts
Average trip length	445	479	(7.0)%		453	493	(8.1)%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.

Supplemental Cash Flow Information

SkyWest receives certain fixed monthly cash payments under its capacity purchase agreements (“CPAs”) that are attributed to SkyWest’s overhead costs and certain fixed monthly cash payments associated with SkyWest’s aircraft ownership costs. Fixed payments allocated to the non-lease portion are recognized as revenue on a completed block hour basis over the applicable contract term. Fixed payments allocated to the lease portion are accounted for as lease revenue under the CPAs and are recognized on a straight-line basis over the applicable contract term. Fixed monthly cash payments received in excess of revenue recognized during the reporting period are recorded as deferred revenue and revenue recognized in excess of fixed monthly cash payments during the reporting period are recorded as unbilled revenue on SkyWest’s consolidated balance sheet. Amendments to certain CPAs executed since September 30, 2022 modified the fixed rate structure and resulted in higher deferred revenue amounts in 2023 compared to 2022. The following supplemental cash flow schedule summarizes the total revenue recognized in excess of (or less than) the fixed monthly cash received during the indicated reporting periods and the cumulative difference as of December 31, 2023 and December 31, 2022 (dollars in thousands, unaudited).

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenue recognized in excess of (less than) fixed cash payments received	$(62,604)	$(69,521)	$(242,463)	$(29,322)

	As of December 31, 2023	As of December 31, 2022
Cumulative revenue recognized less than fixed cash payments received	$(367,276)	$(124,813)